EXHIBIT (a)(2)

EXTREMELY URGENT	Reeves Telecom Acquisition Corp. 55 Brookville Road Glen Head, NY 11545	EXTREMELY URGENT

June 9, 2006

Dear Reeves Telecom Limited Partnership unit holder:

As you are aware, MPF-NY 2005 LLC; SCM Special Fund, LLC; MPF Flagship Fund 10, LLC; and MPF DeWaay Premier Fund 3, LLC, affiliates of MacKenzie Patterson Fuller, LP, have offered to purchase all of the outstanding limited partnership units of Reeves Telecom Limited Partnership at a price of $0.50 per unit, net to the seller in cash, upon the terms and subject to the conditions set forth in their offer to purchase and related letter of transmittal (the “MacKenzie Offer”). The MacKenzie Offer expires on Friday, June 16, 2006, unless it is extended.

Today we announced that we intend to make a tender offer to purchase all of the outstanding limited partnership units of Reeves Telecom Limited Partnership at a purchase price of $1.50 per unit, net to the seller, in cash. On the other side of this letter is a copy of our press release announcing our intent. The terms and conditions of our proposed tender offer will be fully set forth in the Offer to Purchase and the related Letter of Transmittal that will be sent to all of the unit holders of Reeves Telecom, which we currently expect to occur on or about Wednesday, June 14, 2006. Unless the MacKenzie Offer is extended, however, there will be virtually no time for unit holders who have tendered their units under the MacKenzie Offer to receive and review the documents relating to our proposed offer and then, should they decide to tender their units under our proposed offer, to validly withdraw their units from the MacKenzie Offer.

In view of the foregoing, I ask that you read the copy of our press release dated June 9, 2006. If you have tendered or are considering tendering your units under the Mackenzie Offer, I ask that you also re-read their offering materials and weigh the prospect of receiving $0.50 per unit under the MacKenzie Offer against the $1.50 per unit that we intend to offer. IF YOU HAVE ALREADY TENDERED YOUR UNITS UNDER THE MACKENZIE OFFER BUT WISH TO WITHDRAW YOUR TENDER AS PROVIDED IN SECTION 4 OF THE MACKENZIE OFFER, YOU MUST DO SO PRIOR TO 12:00 MIDNIGHT, PACIFIC TIME, ON FRIDAY, JUNE 16, 2006 (unless the MacKenzie Offer is extended, which may or may not occur). If you withdraw your units under the Mackenzie Offer and you subsequently decide to accept the MacKenzie Offer, you may re-tender your units under the MacKenzie Offer following the procedures described in Section 3 of the MacKenzie offer to purchase, but you must do so prior to 12:00 midnight, Pacific time, on Friday, June 16, 2006 (unless the MacKenzie Offer is extended, which may or may not occur).

To facilitate the withdrawal of units by unit holders who have tendered their units under the MacKenzie Offer but who, in view of the foregoing, wish to exercise their withdrawal rights under the MacKenzie Offer, enclosed is a form that may be faxed to MacKenzie Patterson Fuller, LP, the depositary under the MacKenzie Offer.

Sincerely yours,

John S. Grace
President

This letter is neither an offer to purchase nor a solicitation of an offer to sell limited partnership units of Reeves Telecom Limited Partnership. At the time the tender offer is commenced, Reeves Telecom Acquisition Corp. will file a tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and Reeves Telecom Limited Partnership will file a solicitation/recommendation statement with respect to the offer that will contain important information that should be read carefully before any decision is made with respect to the offer.

The offer to purchase, the related letter of transmittal and other offer documents, as well as the solicitation/recommendation statement, will be made available to all unit holders of Reeves Telecom Limited Partnership at no expense to them and will also be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

EXTREMELY URGENT	NOTICE OF WITHDRAWAL	EXTREMELY URGENT

Facsimile Number:	(925) 631-9119

Deliver to:	MACKENZIE PATTERSON FULLER, LP 1640 SCHOOL STREET MORAGA, CALIFORNIA 94556

Relating to:	Offer to purchase all outstanding limited partnership units of Reeves Telecom Limited Partnership by MPF-NY 2005 LLC; SCM Special Fund, LLC; MPF Flagship Fund 10, LLC; and MPF DeWaay Premier Fund 3, LLC at a price of $0.50 per unit, net to the seller in cash, upon the terms and subject to the conditions set forth in the offer to purchase dated April 26, 2006 (the “Offer to Purchase”) and the related letter of transmittal.

To whom it may concern:

The undersigned has previously tendered the certificates for the number of limited partnership units of Reeves Telecom Limited Partnership set forth below under the above described offer. By this notice, the undersigned hereby withdraws the tender as provided in Section 4 of the Offer to Purchase, and requests that the certificates be returned to the undersigned at your earliest opportunity.

Number of units and certificate numbers tendered
(Name of person who tendered the units to be withdrawn) X
(Signature of Owner) X
(Signature of Owner)
(Date)

NOTE: This Notice of Withdrawal MUST BE SIGNED by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY THE DEPOSITARY PRIOR TO 12:00 MIDNIGHT, PACIFIC TIME, ON FRIDAY, JUNE 16, 2006,
UNLESS THE OFFER IS EXTENDED.